Exhibit 10.32

CONFIDENTIAL TREATMENT REQUESTED

Contract No.: ENT06000090A1

SUBCONTRACTED SERVICES AGREEMENT

LUCENT TECHNOLOGIES WORLD SERVICES INC. and ANDA Networks, Inc., a Delaware corporation (“Customer”), agree to the following:

1. SCOPE – This Agreement is a master subcontracted services agreement under which Customer may place orders for Lucent to perform the services described in the attached Statement(s) of Work (“Services”) as Customer’s subcontractor, under Customer’s contract with end customers. The parties may attach more than one Statement of Work (“SOW”) to this Agreement. This Agreement only covers Services provided in the United States except as provided in Section 4 below.

2. TERM

a.	Effective Date: March 16, 2006

b.	Expiration Date [*] from the Effective Date. In addition, each SOW shall incorporate the terms of this Agreement for the duration of the work under that SOW, including renewals.

3. ORDERS – All purchases hereunder shall be made by orders placed by Customer, which are subject to Lucent’s express acceptance. Lucent reserves the right to reject any order for any reason. Lucent may suspend performance of Services for Customer’s breach or insufficient credit.

4. WORK OUTSIDE OF THE UNITED STATES – Services will be provided outside of the United States only pursuant to arrangements with the Lucent controlled affiliate(s) serving the jurisdiction(s) in question. Unless otherwise agreed, Customer shall place orders for services to be performed outside of the United States upon the applicable Lucent affiliate(s) and shall refer to this Agreement in the order. The parties shall promptly after execution of this Agreement undertake to define mutually acceptable procedures for placement of purchase orders calling for performance of work outside of the United States. Acceptance of a Customer order by a Lucent affiliate creates a binding agreement between Customer and such affiliate for the performance of the Services covered by such accepted order on all the same terms as set forth in this Agreement, including the designation of New York law as governing, to the extent permitted by the laws of the jurisdiction in question. For purposes of such agreement, references in these term and conditions to “Lucent” will be understood as referring to the Lucent affiliate that accepted the purchase order. If mandatory provisions of law in the country in which services are performed render any of the terms of this agreement illegal or void with respect to performance of the Services in such country, the parties will promptly negotiate an amendment to this agreement that removes such impediment in a manner that most closely achieves the parties’ original intent. By mutual agreement where appropriate, Customer and the local Lucent affiliate may agree to variations to the terms hereof required to conform to local law and practice in the country where services are to be performed, which will be reflected in the applicable SOW or a separate written addendum.

5. CHANGES – Customer may request changes in the Services. If Lucent agrees to the change, the change will be treated as a separate order subject to Lucent’s change order process. If Lucent performs any change at the Customer’s request, Lucent shall be entitled to a reasonable adjustment to the time of performance and the price/charge for the Service. If Customer or an end customer causes delays in Lucent’s work, a commensurate deferral of the due date and a reasonable adjustment in the price will occur.

6. PRICE AND PAYMENT – Prices are set forth in the SOW and will be billed in US/dollars. Unless the SOW states otherwise, Lucent will invoice Customer all amounts due for Maintenance, Management and other recurring Services in advance and will invoice nonrecurring charges as incurred. Customer will pay invoices within [*] of the invoice date. Customer will pay all taxes arising from the Services (except for taxes on Lucent’s income) unless Customer provides Lucent with a tax exemption certificate prior to the date of Customer’s order. Customer will pay for shipping and other destination charges.

Customer will advise Lucent of any billing discrepancies or disputes over an invoice within 10 days after receiving it. A late payment charge of [*] per month or portion thereof (or the maximum amount; allowed by law, if lower) will automatically accrue on any overdue payment. If Customer makes late payments, Lucent reserves the right to change these payment terms. Customer will reimburse Lucent for reasonable attorney’s fees and costs associated with collecting late payments. Customer will reimburse Lucent for all reasonable travel, living and related out-of-pocket expenses approved by Customer in writing to the extent travel is requested by Customer or is necessary to provide Services.

7. CONFIDENTIAL INFORMATION – Confidential Information consists of any information disclosed by one party to the other that the disclosing party identifies as proprietary or confidential at the time of disclosure, and derivates thereof to the extent that the derivative discloses the underlying Confidential Information. This Section will apply to (a) Confidential Information disclosed on paper or in electronic form only if the writing is marked “Confidential” or “Proprietary”; and (b) Confidential Information received verbally or through observation only if the information is described as confidential or proprietary at the time of disclosure and promptly followed with a writing reiterating its confidential nature.

A. The receiving party will:

1)	maintain the confidentiality of the Confidential Information using the same degree of care it uses with its own similar information, but no less than reasonable care;

2)	not disclose Confidential Information to any third party, except that Customer may disclose Lucent’s Confidential Information to its end customer under confidentiality terms substantially the same as these;

3)	grant access to Confidential Information only to those employees and independent contractors who need to know for the purpose stated in Section 1, Scope, provided that the independent contractors are not employees of any competitor of Lucent and have agreed in writing to maintain the confidentiality of the Information, subject to terms as least as restrictive as contained in this Agreement; and

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

SUBCONTRACTED SERVICES AGREEMENT LUCENT TECHNOLOGIES INC.

Contract No.: ENT06000090A1

4)	use Confidential Information only for that purpose.

B.	The receiving party’s obligations shall end three (3) years from the date of disclosure.

C.	Confidential Information shall not include and this Section shall not apply to any information that:

1)	is publicly available through no breach of duty by the receiving party;

2)	is independently developed by or for the receiving party;

3)	is received from a third party without confidentiality obligations;

4)	is already known by or in the possession of the receiving party without confidentiality obligations;

5)	the disclosing party agrees in writing to allow the receiving party to disclose or use; or

6)	is legally required to be disclosed by the receiving party.

D.	The terms of Section 7 shall survive Termination of this Agreement by either party as allowed for under the terms of Section 13 herein.

8. INTELLECTUAL PROPERTY RIGHTS –

A. Each party shall retain all right, title and interest to its pre-existing and independently developed intellectual property. Subject to Customer’s right, title and interest in Customer’s Confidential Information and in Customer’s intellectual property, any and all inventions, derivative works, improvements, developments or innovations made; conceived or devised by Lucent (and its contractors or consultants, as the case may be) in the course of providing Services and deliverables hereunder, are (and shall be) the sole and exclusive property of Lucent, including but not limited to all rights, title and interest to patents, copyrights, trademarks and trade secrets therein. The parties agree to negotiate a provision addressing rights in jointly developed inventions and works within 30 days of the Effective Date of this Agreement, to be added as a written contract amendment.

B. Subject to the provisions of this Agreement, Customer hereby grants to Lucent a non-exclusive, personal, royalty-free and non-transferable license to make, have made, use, execute, perform, copy (as reasonably necessary), display, modify and make derivative works under any intellectual property rights owned by Customer, solely for (and only to the extent necessary for) the furnishing of Services pursuant to the SOWs under this Agreement. No license under Customer’s intellectual property is granted for any other purpose.

C. Except as expressly set forth herein, no other right or license is either granted or implied by either party to the other with respect to any technical or business information, or with respect to rights in any patents, trademarks, copyrights, trade secrets, mask work protection rights, and other intellectual property.

9. PERSONNEL – Lucent reserves the right to determine which personnel to assign to perform Services. Lucent personnel shall at all times be subject to the employment conditions of Lucent and not those of Customer. Lucent’s personnel shall comply with Customer and the end customer’s reasonable site and security regulations and procedures of which Lucent has received written notice sufficiently prior to arrival at the site.

10. WARRANTY – Customer’s acceptance of Services shall be deemed to occur as Services are completed. Lucent warrants directly to Customer that at the time of Performance, Services, will be performed in a workmanlike manner and in accordance with good industry practice in the community in which Services are performed. If Services performed by Lucent prove not to have been so performed, and if Customer notifies Lucent to that effect within 30 calendar days commencing on the date of the performance of the Service giving rise to the claim, Lucent, at its option, either will correct all confirmed defects or deficiencies in the performance of the Services or render a pro-rated credit for the defective or non-conforming portion of the Services based upon the original charge for the Services.

THIS SERVICES WARRANTY IS EXCLUSIVE AND IS IN LIEU OF ALL OTHER EXPRESS AND IMPLIED WARRANTIES INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY. THIS WARRANTY BEGINS IMMEDIATELY UPON COMPLETION OF THE SERVICES AND IS CUSTOMER’S SOLE AND EXCLUSIVE REMEDY FOR ANY CLAIM THAT THE SERVICES DO NOT COMPLY WITH REQUIREMENTS, ARE DEFECTIVE OR DO NOT SATISFY THE ABOVE WARRANTY. LUCENTS SOLE OBLIGATION SHALL BE TO MAKE CORRECTIONS OR GIVE A CREDIT AS SET FORTH ABOVE IN THIS WARRANTY.

11. CUSTOMER’S RESPONSIBILITIES – Customer agrees to: (a) provide the proper environment and electrical and telecommunications connections as specified by Lucent; (b) Provide Lucent access to Customer’s personnel, premises, equipment and systems as reasonably requested; (c) Provide adequate communications facilities, work space and storage space, as reasonably requested; (d) Provide Lucent with such technical information, data, support and assistance as reasonably required by Lucent, (e) Obtain all necessary and applicable governmental permits for installation, operation and maintenance of the products and software, except applicable permits Lucent must have to conduct business; (f) Remove all hazardous materials (e.g.; asbestos) and correct any hazardous conditions that exist at the installation site; (g) Fulfill any additional responsibilities or obligations under the applicable SOW; (h) Maintain a procedure external to the software program(s) and host computer for reconstruction of lost or altered files, data or programs to the extent necessary and (i) obtain the above elements from the end customer as needed. Lucent will not be responsible for the cost of reconstructing data stored on disk files, tapes, memories, etc. lost during the performance of Services hereunder. Customer and the end customer will fulfill the foregoing obligations without charge to Lucent. If Lucent’s performance is hindered or prevented for any reason due to Customer or an end customer’s failure to fulfill its obligations hereunder, Lucent will be excused from performing its obligations until Customer or the end customer provides what Lucent required to perform.

SUBCONTRACTED SERVICES AGREEMENT LUCENT TECHNOLOGIES PROPRIETARY

Contract No.: ENT06000090A1

12. EXCLUSIVE REMEDIES AND LIMITATION OF LIABILITY –

A. Within this Section, “Lucent” shall mean Lucent, its subsidiaries, affiliates, and the directors, officers, employees, agents, subcontractors and suppliers of all of them. “Damages” shall refer collectively to all injury, loss or expense incurred.

B. LUCENT’S ENTIRE LIABILITY AND CUSTOMER’S EXCLUSIVE REMEDIES FOR ANY DAMAGES CAUSED BY ANY DEFECT OR FAILURE, OR ARISING FROM THE PERFORMANCE OR NON-PERFORMANCE OF ANY SERVICES, REGARDLESS OF THE FORM OF THE ACTION, WHETHER IN CONTRACT, TORT, INCLUDING NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, SHALL BE:

(1) FOR TANGIBLE PROPERTY DAMAGE AND PERSONAL INJURY CAUSED BY LUCENT’S NEGLIGENCE OR WILLFUL MISCONDUCT: THE AMOUNT OF THE PROVEN DIRECT DAMAGES;

(2) FOR LUCENT’S FAILURE TO PERFORM SERVICES AS WARRANTED: THE REMEDY SET FORTH IN THE WARRANTY SECTION; and

(3). FOR ALL OTHER CLAIMS: THE AMOUNT OF PROVEN DIRECT DAMAGES, BUT NOT TO EXCEED, IN THE AGGREGATE, THE LESSER OF (a). THE TOTAL FEES PAID UNDER THIS AGREEMENT, OR (b) [*]

C. LUCENT SHALL NOT BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS, SAVINGS OR REVENUES. THIS PARAGRAPH SHALL SURVIVE THE FAILURE OF ANY EXCLUSIVE REMEDY.

13. TERMINATION – If a delay extends more than 30 days and is not attributable to Customer, and end customer or to force majeure conditions, then Customer may cancel the order without liability. If Customer fails to perform any material term or condition of this Agreement and such failure continues for 30 days (or for 10 days for breach of payment obligations or obligations under Section 6 and 7) after receipt of written notice, Customer shall be in default and Lucent may terminate this Agreement (and/or all or any portion of the rights or licenses granted to Customer and the end user hereunder) and exercise any available rights. Upon termination by Lucent, all SOWs and orders shall terminate and Customer shall be liable for payment for all services rendered to date, plus applicable cancellation charges, if any, as set forth in the SOW(s) or, if no cancellation charge is set forth in a SOW(s), twenty percent (20%) of the price of the undelivered Services, and reimbursement of Lucent’s incurred expenses. Either party shall be entitled to terminate this Agreement, immediately, upon written notice to the other party, in the event of (a) a material breach by the other party and a failure to cure such breach within a period of thirty (30) days following receipt of written notice specifying that a breach has occurred; (b) the institution of any proceedings by or against the other party seeking relief, reorganization or arrangement under any laws relating to insolvency or bankruptcy, which proceedings are not dismissed within thirty (30) days; (c) the assignment for the benefit of creditors, or the appointment of a receiver, liquidator or trustee, of any of the other party’s property or assets; or (d) the liquidation, dissolution or winding up of the other party’s business. Upon any expiration or earlier termination of this Agreement, both parties shall return to the other party or destroy (at the disclosing party’s option) all information and materials to the other party’s products or business in the possession of the other party, including, without limitation, all Confidential Information and other materials supplied to one party by the other party.

14. FORCE MAJEURE – Except for payment obligations, neither party shall be responsible for any delay or failure in performance to the extent such delay or failure is caused by fire, strike, embargo, explosion, earthquake, flood, war, water, the elements, labor dispute, government requirements, acts of God, inability to secure raw materials or transportation facilities, acts or omissions of carriers or suppliers, or other causes beyond a party’s reasonable control. Actions and inactions of end customers shall not be considered beyond Customer’s reasonable control.

15. ASSIGNMENT – Neither party may assign this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld. However, Lucent may assign this agreement, with 30 day prior written notice to Customer, to a present of future affiliate, subsidiary, acquirer or successor to all or part of its services business, and may assign its right to receive payment without Customer’s consent. Lucent may subcontract work to be performed under this Agreement; provided, however, the engagement of a subcontactor shall not relieve Lucent of any of its obligations under this Agreement and Lucent shall be responsible for all acts and omissions of any such subcontractor.

16. IMPORT/EXPORT –

A. Customer shall be the importer and export for all shipments under this Agreement and shall be responsible for customs clearance and for compliance with all applicable import and export control regulations.

B. Notwithstanding anything contained herein, Customer shall not use, distribute, transfer, or transmit the deliverables or any other information provided by Lucent except in compliance with U.S. export laws and regulations.

C. Customer shall provide Lucent with a complete list of all its customers to whom Lucent is expected to deliver products or services on Customer’s behalf as part of the Services under this Agreement, including full name and address, for the purpose of conducting Restricted Party List (RPL) screening prior to Lucent providing technical services under this Agreement and Customer shall provide periodic updates as new customers are added. In addition, Customer shall provide Lucent with any information it has indicating that an end customer is involved in any prohibited activity described in Part 744, and shall notify Lucent of any “red flags” as described in Supplement No. 3 to Part 732 of the Export Administration Regulations (EAR) (15 CFR Parts 730-774).

D. Customer shall provide Lucent with Export Control Classification Numbers (ECCNs) and license exception eligibility, if applicable, for all Customer products that Lucent is expected to deliver on Customer’s behalf pursuant to this Agreement; including any existing U.S. government Commerce Classification and Tracking System (CCATS) documents. In addition, Customer will provide, Lucent with U.S., Canadian, and all other harmonized system tariff numbers for all Customer products that Lucent is expected to deliver on Customer’s behalf pursuant to this Agreement.

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

SUBCONTRACTED SERVICES AGREEMENT LUCENT TECHNOLOGIES PROPRIETARY

Contract No.: ENT06000090A1

E. Notwithstanding the aforementioned, during the first 180 days from the Effective Date of this Agreement, Lucent shall at Customer’s request act as the importer and exporter for shipments under this Agreement, except shipments to or from Canada. In such cases, Customer will (1) provide Lucent with all information and technical specifications requested by Lucent to enable Lucent to determine the applicable ECCNs and harmonized system tariff numbers and to effectuate the shipments, and (2) cooperate fully with Lucent in connection with any inquiries made by U.S. or foreign authorities concerning the shipments. Customer will indemnify and hold Lucent and its customs subcontractors harmless from any charges, fines, penalties or losses incurred in whole or in part by Lucent due to inaccuracies or omissions in the information conveyed to Lucent in connection with shipments under this provision.

17. GENERAL –

A. Amendments to this Agreement must be in writing and signed by authorized representatives of both parties.

B. A party’s failure to enforce any right or remedy available under this Agreement shall not constitute a waiver of that right or remedy. If any provision of this Agreement is found to be invalid or unenforceable, the remaining provisions shall remain in effect, and this Agreement shall be modified to the extent required to make the provision valid and enforceable.

C. Except as provided below, neither party may use the other part’s trademark’s or service marks, or publicize this Agreement in any way, unless the other party consents in writing except that Customer may identify Lucent as its subcontractor to its end customer. During the term of this Agreement and for a reasonable time thereafter, Lucent may publicly refer to Customer by name, orally and in writing, as a customer of Lucent. Customer agrees to give good faith consideration to reasonable Lucent requests for further cooperation, such as taking reference calls from, or permitting visits by, prospective Lucent customers.

D. This Agreement shall be governed by the laws of the State of New York, excluding its conflicts of law principles.

E. During this Agreement and for one year thereafter, neither party will make a targeted employment solicitation of the individual employees of the other.

F. Customer understands that Lucent is in the business of providing services drawing upon the knowledge, understanding and expertise Lucent has gained in the course of working with many varied customers. Notwithstanding anything in this Agreement to the contrary, nothing herein shall be deemed to assign rights to or limit Lucent’s use of any information, know-how or knowledge to the extent it does not contain Customer’s Confidential Information. A Lucent employee or subcontractor who has seen Confidential Information shall not be precluded from working on projects that relate to similar subject matters whether during or after the term of this Agreement, provided that the individual does not use or make reference to the Confidential Information.

G. In the event of a conflict between the terms in a SOW and this Agreement, the SOW shall govern. Terms and conditions contained in an order for Services that are inconsistent with this Agreement or the SOW, including any pre-printed terms and conditions, shall be ineffective and void.

H. NOTICES: Any notice required or permitted under this Agreement shall be in writing and shall be sent by certified United States mail (return receipt requested), by guaranteed overnight delivery, by courier, or by confirmed fax addressed to the respective Party as follows:

To Lucent: Lucent Technologies World Services Inc.,

67 Whippany Rd.

Whippany, NJ 07981

Attention: Law Department, J.A. La Vela Room 15C337

Fax: 973-386-2828

To Customer:

ANDA Networks, Inc.

Attention: Robert Tick

1274 Geneva Drive

Sunnyvale, CA 94089

Fax: 408-519-4785

A notice shall be effective when received as shown on the delivery receipt or on the fax’s written confirmation. A Party may change its designated representatives or address by giving notice to the other as provided above.

I. Lucent acknowledges that the breach of any provision of Sections 7 or 8 may cause injury to Customer, and agrees that Customer shall have the right to seek temporary, preliminary and permanent injunctive relief, in accordance with applicable law.

18. ENTIRE AGREEMENT – This is the parties’ entire agreement with respect to the Services. It supersedes all prior agreements, proposals, communications and understandings, whether written or oral.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

ANDA Networks, Inc.		Lucent Technologies World Services Inc.

Signature:		Signature:
Name (Printed):	Lewis E. Nichols	Name (Printed):	Joseph A. Lavela
Title:	VP Operations	Title:	Vice President & Asst. Secretary
Date:	3-16-06	Date:	3-17-06

SUBCONTRACTED SERVICES AGREEMENT LUCENT TECHNOLOGIES PROPRIETARY